Exhibit 99.1
News Release

SOURCE: Earthstone Energy, Inc.

April 28, 2014 08:30 ET

Earthstone Energy Commences Completion of Texas Wells

DENVER, CO--(Marketwired - Apr 28, 2014) -EARTHSTONE ENERGY, INC. (NYSE MKT: ESTE) reported that the Company commenced completion operations last week on its three new wells in the West Cole North Unit (the North Unit), located in Webb County, Texas. While the WCNU #126 was perforated last week, the well is not yet on production. The North Unit currently generates approximately 10% of the Company's oil production and revenue. Earthstone is the Operator and has a 96% working interest in the North Unit.

"We are pleased to restart operations in south Texas," commented Ray Singleton, President of Earthstone. "The Company plans to first evaluate a lower section of the Mirando Sand in the WCNU #126 well that strangely appears capable of production. If this lower interval proves productive, two other existing wells may be perforated in this lower interval. During this test period, the remaining two new wells are undergoing preliminary completion steps pending the results of the WCNU #126 test. Following that test, the Company plans to perforate all the wells in the upper pay zone.

The Company previously disclosed a yearlong effort to reevaluate this field. So far we are pleased with preliminary results after drilling our first three test wells. We anticipate that this reevaluation and exploitation will positively impact production, in addition to reserves, and have a meaningful impact on the value of the Company."

ABOUT EARTHSTONE ENERGY:
Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and southern Texas. Earthstone is currently traded on NYSE MKT under the symbol ESTE. Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Forward-looking statements can be identified by words such as "should," "may," "will," "anticipate," "expect," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements also include comments regarding the future contributions of various personnel. Factors that could cause actual results to differ materially include, contract terms and compensation in addition to economic and political events affecting supply and demand for oil and gas and government regulations. These and other factors are discussed in more detail in Earthstone Energy's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed for March 31, 2013 and Quarterly Reports on Form 10-Q for the three, six and nine months ended June 30, 2013, September 30, 2013 and December 31, 2013, respectively. The Company disclaims any obligation to update forward-looking statements.

CONTACT INFORMATION

CONTACT:
Ray Singleton
303-296-3076, ext. 102

633 Seventeenth Street, Ste. 2320
Denver, CO 80202-3619
(303) 296-3076
(303) 773-8099 Fax